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                                                               EXHIBIT 99-B.8.55

                 FIRST AMENDMENT TO FUND PARTICIPATION AGREEMENT


     THIS FIRST AMENDMENT TO THE FUND PARTICIPATION AGREEMENT (the "First Amendment") is made and entered into as of the ____ day of February, 2001 by and among AETNA LIFE INSURANCE AND ANNUITY COMPANY (the "COMPANY"), BARON ASSET FUND AND ALL SERIES THEREOF (the "Fund"), and BARON CAPITAL, INC. (the
"Distributor").

                                   WITNESSETH

     WHEREAS, the Company, Fund and Distributor are parties to a Fund Participation Agreement dated September 15, 2000 (the "Agreement"); and

     WHEREAS, the parties now desire to modify the Agreement to increase the Servicing Fees payable to the Company.

     NOW, THEREFORE, in consideration of the premises and mutual covenants and promises expressed herein, the parties agree as follows:

     Paragraph 1 of Schedule C of the Agreement entitled "Servicing Fees" is hereby deleted and replaced with the following:

     1.   SERVICING FEES.

          Administrative services to Contract owners and participants shall be the responsibility of the Company and shall not be the responsibility of the Fund or the Distributor. The Distributor recognizes the Company as the sole shareholder of Fund shares issued under the Fund Participation Agreement, and that substantial savings will be derived in administrative expenses, such as significant reductions in postage expense and shareholder communications, by virtue of having a sole shareholder for each of the Accounts rather than multiple shareholders. In consideration of the administrative savings resulting from such arrangement, Distributor agrees to pay to the Company a servicing fee based on the annual rate of ____% (_____% quarterly) of the average net assets invested in the Funds through the Contracts in each calendar quarter. Distributor will make such payments to the Company within thirty (30) days after the end of each calendar quarter. Each payment will be accompanied by a statement showing the calculation of the fee payable to the Company for the quarter and such other supporting data as may be reasonably requested by the Company.

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     IN WITNESS WHEREOF, the parties have executed this First Amendment as of the date first written.


                          AETNA LIFE INSURANCE AND ANNUITY COMPANY


                                   By:    /s/ Laurie M. Tillinghast
                                         ---------------------------------------
                                   Name:  Laurie M. Tillinghast
                                         ---------------------------------------
                                   Title: Vice President
                                         ---------------------------------------


                          BARON ASSET FUND


                                   By:    /s/ Peggy C. Wong
                                         ---------------------------------------
                                   Name:  Peggy C. Wong
                                         ---------------------------------------
                                   Title: Chief Financial Officer & Treasurer
                                         ---------------------------------------


                          BARON CAPITAL, INC.


                                   By:    /s/ Linda S. Martinson
                                         ---------------------------------------
                                   Name:  Linda S. Martinson
                                         ---------------------------------------
                                   Title: Vice President & General Counsel
                                         ---------------------------------------